EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33281, No. 33-40563, No. 33-40564, No. 33-63411, No. 333-05869, No. 333-48683, No. 333-67269, No. 333-75547, No. 333-75549, No. 333-36476, No. 333-44546, No. 333-54022, No. 333-73388, No. 333-100858, No. 333-100860 and No. 333-117504) and on Form S-3 (No. 33-42272, No. 33-63409, No. 33-64123, No. 333-47301, No. 33-64213 and No. 333-36474) of BMC Software, Inc. of our reports dated June 29, 2005 with respect to the consolidated financial statements and schedule of BMC Software, Inc., BMC Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BMC Software, Inc., included in this Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

Houston, Texas
June 29, 2005